Exhibit 99.1

SB Financial Group, Inc.

Fourth Quarter 2020 Financial Results Conference Call Script

January 29, 2021

Sarah / Speakers call-in #: 888-338-9469

Operator:

Good morning and welcome to the SB Financial “Fourth Quarter 2020 Conference Call and Webcast.” I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode. We will begin with remarks by management and then open the conference up to the investment community for questions & answers. I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah:

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our web site at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; Ernesto Gaytan, Chief Technology Innovation and Operations Officer, and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the Forward-Looking Statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release.

I will now turn the call over to Mr. Klein.

Mark:

Thank you, Sarah, and good morning everyone. Welcome to our fourth quarter 2020 conference call and web cast.

The fourth quarter continued to see mortgage volume at the top end of our capacity range, the beginnings of processing PPP forgiveness and continued flexibility by our team members to service clients in this new and different environment.

Highlights for this quarter, which included a $611 thousand pretax mortgage servicing rights impairment, include:

●	Net income of $5.4 million, up $2.0 million or a 60 percent increase over the prior year quarter; and when adjusted for the non-GAAP impairment item, net income was $5.8 million, up $2.7 million or a 87 percent increase;

●	Adjusted return on average assets was 1.89 percent, up from the prior year quarter of 1.26 percent. Pretax, pre-provision ROAA for the quarter was 2.41 percent, up 74 basis points or 44 percent from the prior year;

●	Net interest income of $9.3 million was up 7.6 percent from the prior year as our 5.5 percent reduction in interest income was more than offset by the 48.7 percent reduction in interest expense. This, coupled with controlled non-interest expense, delivered positive operating leverage of 5.0 times;

●	Loan balances from the linked quarter declined $13 million, which reduced our year over year growth to over $47 million or 5.7 percent. Included in that were balances from the PPP initiative and the loans acquired in the Edon acquisition from June. Excluding these items, year over year loan balances were down $45 million;

●	Deposits increased $209 million or 24.8 percent year over year; again, Edon balances ,retention of PPP funding in business DDAs and overall consumer liquidity has driven significant growth;

●	Expenses were up $0.5 million due to higher mortgage commissions, increase in our title insurance business and Edon;

●	Mortgage origination volume increased to $169 million; up over $31 million or 23 percent, year over year;

●	Asset quality metrics were stable from the prior year and the linked quarter and our level of 58 basis points of nonperforming assets remains strong. We set aside $0.8 million in provisions during the quarter all of which were related to COVID-19 future reserves;

●	And, finally, client loan deferrals were down substantially from the linked quarter with the number and dollar of loans in forbearance status down in excess of 50 percent.

The five key initiatives that consume us remain:

●	Revenue Diversity

●	More scale through Organic growth

●	More products and services for our client base

●	Excellence in our operations and intimacy in our client communications

●	And lastly…. asset quality

First, revenue diversity.

●	This quarter, mortgage volume and loan sale gains were up from the prior year; 23 percent on volume and 136 percent on gains. Non-interest income increased to $8.9 million from the prior year quarter of $6.0 million,.The current quarter includes a mortgage servicing impairment of $611 thousand compared to a recovery of $303 thousand in the fourth quarter of 2019. Adjusting for those impacts, non-interest income was up from the prior year by $3.9 million or 68 percent. Non-interest income to total revenue increased to 49 percent. For all of 2020, we delivered our largest mortgage production year ever with total volume exceeding $694 million.

●	Peak Title had another strong quarter with revenue up 33 percent from the prior year quarter and for the year, up 711 percent. We are especially pleased with the progress made by Peak and the entire team to double the revenue from the operation since the run rate prior to our acquisition.

●	Our Indianapolis mortgage loan production office continued to gain market share during the year, as we originated over $43 million in volume. We are very focused on Central and Northeast Indiana. We have added resources and talent to both of these markets and we expect them to capture larger shares of the residential volume in 2021.

●	Wealth Management assets under our care continued to rebound over prior year-end with overall market improvement of $48 million and new sales of $21 million, which has led to total Assets Under Management of $558 million at year end; or a net increase of $51 million.

Our second key initiative…more scale.

●	Loan growth continued to be under pressure in the quarter as our markets slowly re-opened from the virus shut-down. Our $47 million in growth from the prior year is elevated due to our PPP loans and the loans we acquired from the Edon acquisition. As we adjust growth for these items, year over year, our loan balances would fall on a core basis by $45 million. We continue to see quality loans and relationships sell their companies, which has impacted our loan outstanding’s. Pipelines remain solid in most of our markets and we expect to acquire lending market share throughout 2021.

●	Our deposit base expanded to $1.05 billion, up $209 million or 25 percent. Included in that growth are Edon deposits and our estimate that 50 percent of the PPP loan funding remains in our client’s operating accounts. We expect these funds to gradually dissipate as the forgiveness process ramps up in early 2021.

Third is our strategy to develop deeper relationships.

●	The PPP initiative allowed us to demonstrate to not only existing clients but also prospects that we are agile and have the capacity to service their needs. Our teams will be again tested as we begin in earnest the forgiveness process and move on to phase II of PPP. To date, roughly half of our phase I clients have applied for forgiveness and we expect that percentage to climb in the 1st quarter of 2021. We are prepared to handle a similar level of client applications in the 2nd phase and we feel the lessons learned from phase I will make for an even more positive client experience.

Operational excellence remains our fourth key theme.

●	The continued transition to a more normal residential purchase market was evident in the fourth quarter as we originated 47 percent of our volume from purchase transactions or $81 million. Internal refinances were 28 percent of volume or $48 million with external refinances the remaining 24 percent or $24 million. For the full year, $291 million or 42 percent of our total volume was for new purchase or construction activity. As a result of our growth, our servicing portfolio has expanded to over 8,500 loans with principal balances of $1.3 billion.

●	Expense levels for the quarter were up from the prior year, but we improved our operating leverage to 5.0 times for the quarter due to our revenue growth. For the full year, expenses and revenues were impacted by the serving rights impairment and the Edon merger costs. When we adjust for these non-GAAP items, our operating leverage for the year improves from a reported 1.6 to 2.5 times. We continue to examine all of the expense control initiatives that we put in place earlier this year.

Our fifth and final key initiative is asset quality

●	At quarter-end, we had 83 loans in forbearance for a total dollar amount of $39.7 million, which is down by 121 loans and $41.0 million from the linked quarter, or 51 percent. Included in the totals are $11.7 million of sold mortgage loans, which reduces our on-balance-sheet exposure to $28.0 million, which is down $10.4 million or 27 percent from the second quarter. Of the $28 million in remaining forbearance balances, 95 percent is related to the Hotel industry.

●	We feel strongly that our prudent underwriting process over the past decade will continue to deliver a stable loan portfolio. However, should unexpected stress surface, we have made provisions to bolster our loss allocation. This quarter, we increased our provision expense to $0.8 million and for the year, $4.5 million. Our loan loss reserve is now $12.6 million and the reserve ratio is up 38 basis points from the prior year to 1.44 percent; if we adjust for the PPP balances, this reserve would increase to 1.57 percent. Our coverage of nonperforming loans now stands at 174 percent and remains above the median of our peer group. Charge-offs for the quarter were just $18 thousand and YTD our loan charge-off ratio is slightly above historical levels at 8 basis points or $680 thousand. We feel our approach to build our reserve and stay ahead of market stress will bode well for future quarters.

And before I turn the call over to Tony, I do want to make note of our dividend announcement this past week to $0.105 per share, which is up 11 percent from the prior year. We continue to review our capital allocation to not only fund balance sheet growth but also to return capital to our shareholders via dividends and our stock buyback program.

Now, Tony will provide more details on our quarterly performance. Tony.

TONY:

Thanks Mark, and good morning everyone. Again, for the quarter, we had GAAP net income of $5.4 million or $0.71 per diluted share. As noted by Mark, our earnings were impacted by a $0.6 million impairment on our prior mortgage servicing rights. Adjusting for this item, net income would have been $5.8 million, up $2.7 million, which is a 87.3 percent increase. Highlights for the quarter include:

●	Total operating revenue was up 24.7 percent from the prior year, and up 31.7 percent when we adjust for the OMSR impairment;

●	Operating expense was up 5.0 percent from the prior year;

●	Loan sales delivered gains of $7.3 million from mortgage, small business and agriculture, up $4.0 million from the prior year;

●	Margin revenue was up 7.6 percent as our reductions in funding costs offset the 5.5 percent reduction in interest income;

Now, breaking down further the fourth quarter income statement, beginning with our margin:

●	Net interest income was up 7.6 percent from the prior year and level to the linked quarter. Our average loan yield for the quarter, of 4.42 percent decreased by 60 basis points from the prior year. Overall earning asset yield was down 114 basis points to the prior year. Loan yields were impacted by the 1 percent PPP portfolio and while close to 50 percent of our PPP portfolio has applied for full forgiveness, we have yet to receive the bulk of those payoffs from SBA.

o	On the funding side, as expected, we again reduced the cost of our interest bearing liabilities from the prior year. For the quarter, the rate on our interest bearing liabilities was 0.64 percent, which is down from the prior year by 78 basis points and down from the linked quarter by 11 basis points. Net interest margin at 3.21 percent, was down 49 basis points from the prior year as the impact of PPP, excess cash and Edon were headwinds to our margin. Total interest expense costs are down by 49 percent from the prior year and down 14 percent from the linked quarter. We are nearing the bottom on interest expense reductions, however repricing on our loan and asset portfolio will continue int0 2021.

o	Total non-interest income of $10.4 million was up $5.1 million or 94 percent from the prior year, reflecting the higher mortgage origination volume. We did have a $0.3 million servicing rights recapture in the quarter. Adjusting for the recapture, non-interest income would have been up $4.7 million or 88 percent. Our title agency had a very strong quarter, closing a large number of transactions and delivering revenue of $0.5 million, which was up 29 percent from the third quarter of 2019. Third quarter mortgage production was strong at $200 million and gain on sale yields continued at a record pace.

o	The shift to purchase volume from refinance continued in the fourth quarter. Total gains on sale came in at $7.2 million, which was 5.0 percent on our sold volume of $143.2 million. For all of 2020, we sold $598.5 of our originated volume or roughly 86 percent, with total gains on sale yield of 4.2 percent, which resulted in $25.4 million in gains. The focus and change we made several years ago to hedge our pipeline and become more aggressive in secondary paved the way for these higher than expected gain numbers. Our servicing portfolio of $1.3 billion provided revenue for the quarter of $857 thousand, and for the full year we realized $3.2 million in total servicing revenue in 2020.

o	The market value of our mortgage servicing rights declined slightly this past quarter. Our calculated fair value of 60 basis points was down 39 from the prior year and down 6 basis points from the linked quarter, and did result in a $0.6 million impairment. At December 31, 2020, our mortgage servicing rights were $7.8 million, which is down 30 percent from the fourth quarter of 2019, and down 9 percent from the linked quarter. Our total impairment remaining is $4.9 million for future recapture.

●	Total operating expenses this quarter were $10.7 million, which were up $0.5 million or 5 percent from the prior year, but down $0.7 million or 5.7 percent compared to the linked quarter. The higher level of mortgage volume drove compensation higher. For the year, operating expense is up $5.7 million or 15 percent. However, normalizing for similar mortgage volume, Edon and merger costs the year to date growth is $2.2 million or 10.0 percent.

●	Now, turning to the balance sheet:

o	Our loan outstanding’s at December 31, 2020 stood at $872.7 million, which was 69.4 percent of the total assets of the company. We had loan growth of $47 million and asset growth of $219 million from the prior year.

o	Deposit levels are up $209 million or 24.8 percent from the prior year as clients are maintaining higher levels of liquidity. In addition, a large percentage of our disbursed PPP loans have been retained in our clients operating accounts.

o	Looking at our capital position, we finished the year at $142.9 million, which is up $6.8 million or 5.0 percent from December 31, 2019 and our equity to asset ratio stands at 11.4 percent, or 12.0 percent when we exclude the PPP balances. On a per share basis, book value is up $1.86 per share from the fourth quarter of 2019 or 10.6 percent. We continue to buy back our shares and under our new buyback authorization. During 2020 we repurchased 435,000 shares at an average price at 90 percent of book value.

o	Total nonperforming assets of $7.3 million or 58 basis points are up $0.6 million from the prior year and flat to the linked quarter. Included in our numbers are $0.8 million in accruing restructured credits. These restructured loans elevate our nonperforming level by 7 basis points. Absent these accruing restructured credits, our total nonperforming asset ratio would reduce to 51 basis points. We continue to monitor the at risk segments of our loan portfolio and the improvement in forbearance volume is a positive trend in our asset quality.

●	As Mark mentioned, provision expense for the quarter was $0.8 million, up from the prior year but down $1.0 million from the linked quarter. Our absolute level of loan loss allowance at $12.6 million is up from the prior year by $3.8 million or 43.6 percent. Our allowance to total loans percentage has increased from 1.06 percent at December 31, 2019 to 1.44 percent currently. When we exclude the PPP loans, the allowance percentage rises to 1.57 percent.

●	Year to date net income of $14.9 million is up $3.0 million or 24.8 percent from the prior year, with adjusted net income of $18.8 million, which is up $5.9 million or 46 percent.

I will now turn the call back over to Mark.

Mark:

Thank you, Tony.

●	Clearly, earning record net income is a tremendous accomplishment but it is all of the other milestones and achievements this past year that we are most proud. We continued to service all of our existing clients and still expanded market share through PPP and the Edon acquisition. We expanded the liquidity and reach of our shareholder base, dealt with significant forbearance requests, approved nearly 700 PPP applications and expanded our mortgage operation to provide record lending to homeowners in all of our markets. 2020 was unique in so many ways and all of our team members responded.

●	As we turn the page to 2021, we do not expect the challenges to subside and we are prepared for those challenges. As our markets steadily reopen, we believe the pent up demand will require the partnership of Community Banks.

Now, I will turn the call back to Sarah for questions.

Sarah:

Thank you, we are now ready for our first question.

(If there is a pause in the questions): While we’re waiting for additional questions, I would like to remind you that today’s call will be accessible on our website at ir.yourstatebank.com.

Operator (at the conclusion of the Q&A):

If there are no further questions, I will now turn the call back to Mark Klein.

Mark:

Once again, thanks for joining us this morning.

We look forward to speaking with you in April to discuss our 1st quarter 2021 results.

Good-bye.